Exhibit 99.2

Adaptimmune Announces Initiation of Study to Evaluate SPEAR T-Cell Therapy Targeting AFP in Liver Cancer

PHILADELPHIA, Pa. and OXFORD, UK., May 10, 2017 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today announced that it has initiated the first site for its AFP SPEAR T-cell study in patients with locally advanced or metastatic hepatocellular carcinoma, the sixth most common cancer worldwide. This study is now open for enrollment.

This is Adaptimmune’s second wholly-owned therapeutic candidate to enter clinical trials. The Company already has ongoing studies to evaluate its T-cell therapy targeting the MAGE-A10 cancer antigen in patients with non-small cell lung cancer, urothelial cancer, melanoma or head and neck cancers.

“We are excited to initiate this study to evaluate our AFP T-cell therapeutic candidate in patients with hepatocellular carcinoma,” said Rafael Amado, Adaptimmune’s Chief Medical Officer. “HCC is one of the more common and deadly types of cancer worldwide and there is an urgent need for effective therapies for advanced disease.”

This is a Phase I, open label, dose escalation study designed to evaluate the safety and anti-tumor activity of Adaptimmune’s alpha fetoprotein (AFP) therapeutic candidate in hepatocellular carcinoma (HCC). The study will enroll up to 30 patients with measurable, histologically confirmed HCC, not amenable to resection or loco-regional therapy, and with progressive disease. The primary objective of the study is to evaluate the safety and tolerability of this second-line therapy (post-sorafenib) in subjects with AFP-positive HCC. Additional objectives include anti-tumor activity, persistence of genetically modified cells in the body, and evaluation of the phenotype and functionality of genetically modified cells isolated from peripheral blood or tumor post infusion.

Additional information about this study is available at www.clinicaltrials.gov by searching on NCT03132792.

About Hepatocellular (Liver) Cancer

A cancer that starts in the liver is called primary liver cancer. Hepatocellular carcinoma is the most common type of liver cancer in adults. Many patients who develop liver cancer have long-standing cirrhosis (scar tissue formation from liver cell damage), and early detection can be difficult because signs and symptoms often do not appear until later stages. It is estimated that approximately 40,710 new cases of primary liver cancer and intrahepatic bile duct cancer will be diagnosed (about 29,200 in men and 11,510 in women, and about 28,920 people will die from these cancers (about 19,610 men and 9,310 women) in the United States in 2017.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune has a number of proprietary clinical programs, and is also developing its NY-ESO SPEAR T-cell program under a strategic collaboration and licensing agreement with GlaxoSmithKline. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2017, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts
Investor Relations
Juli P. Miller, Ph.D.
T: (215) 825-9310
E: juli.miller@adaptimmune.com

Media Relations
Margaret Henry
T: +44 (0)1235 430036
Cell: +44 (0)7710 304249
E: margaret.henry@adaptimmune.com